                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------
CONTACT:
BRUCE JOHNSON                                        MATT HAYDEN
ERESEARCHTECHNOLOGY, INC.                            HAYDEN COMMUNICATIONS
215-282-5580                                         858-456-4533


                ERESEARCHTECHNOLOGY REPORTS THIRD QUARTER RESULTS

              Company Reports 107% Increase in Operating Income on
                  60% Increase in Revenues to $28.0 Million and
          Net Income Increase of 90%, Resulting in Diluted EPS of $0.13


PHILADELPHIA, PA October 20, 2004/PRNewswire-FirstCall/ -- eResearchTechnology, Inc. (Nasdaq: ERES) (eRT or the company), a leading provider of technology and services to the pharmaceutical, biotechnology and medical device industries, announced today third quarter and nine month results for the period ended September 30, 2004.

The company reported revenues of $28.0 million for the third quarter, a 60% increase compared to $17.5 million in revenue reported for the third quarter of 2003. eRT reported net income for the third quarter of 2004 of $7.4 million, or $0.13 per diluted share, an increase of 90% compared with net income of $3.9 million, or $0.07 per diluted share, for the third quarter of 2003. Operating income increased by 107% to $12.6 million for the quarter ended September 30, 2004 compared to $6.1 million for the quarter ended September 30, 2003. The company's tax rate for the third quarter of 2004 was 42.8% compared to 40.2% in the second quarter of 2004 and 37.3% in the third quarter of 2003.

For the nine months ended September 30, 2004, the company reported revenues of $82.3 million, an 80% increase over revenues of $45.8 million for the nine months ended September 30, 2003. Net income increased 150% to $22.8 million, or $0.41 per diluted share, from $9.1 million, or $0.17 per diluted share, for the nine months ended September 30, 2003. The company's tax rate was 41.1% for the nine months ended September 30, 2004 versus 37.3% for the same period in 2003.

"The company delivered strong operating results in the third quarter," commented Joe Esposito, eRT's President and Chief Executive Officer. "The regulatory climate remains favorable to all core labs long-term, however, recent updates in the guidance have caused a pause in the momentum that had been fueled by prior guidance. As drug sponsors digest the new guidance and establish budgets to address their respective pipelines in 2005, the industry and our company should once again see accelerated growth during the course of 2005. The company is fundamentally strong and well positioned to address the growth opportunities ahead."

 Some of the highlights of the third quarter of 2004 included:

     o The company completed the quarter with a backlog of $104 million versus $94 million as of September 30, 2003 and $110 million for the second quarter of 2004.

     o eRT completed the quarter with $83.0 million in cash and short-term investments, an increase of $5.8 million from the second quarter of 2004. During the third quarter, the company repurchased 300,000 shares of its stock at a cost of $6.6 million.

     o The company's gross margin improved to 66.9% in the third quarter of 2004, from 62.8% in the third quarter of 2003. The gross margin was 68.4% in the second quarter of 2004. The decline in the gross margin from the second quarter of 2004 to the third quarter of 2004 is due to continued investment in personnel and technology to address future growth.

     o eRT entered into three new Thorough Phase I agreements plus several study extensions for drugs in later stage development. The value of these studies totaled approximately $6 million.

     o The company announced two program level awards from one customer with a value of $6 million to provide comprehensive cardiac safety and related services for these compounds in all phases of clinical development.

     o eRT extended its EXPeRT(R) data handling capability by providing semi-automated readings services and received more than $3 million in contracts during the quarter.

     o The company signed a $1.9 million software and services agreement with a top twenty pharmaceutical company, which includes an end-to-end clinical research platform, electronic data capture, and a web portal for access to real-time data.

2004 AND 2005 GUIDANCE

The company issued the following guidance for the remainder of 2004. It expects to report revenues for the fourth quarter ending December 31, 2004 of $26.0 million to $30.0 million and to generate earnings of $0.11 to $0.15 per diluted share. For the full year the company expects revenues of $108 million to $112 million. This represents at least a 62% increase in revenues from the full year 2003. It also expects full year diluted earnings per share of $0.52 to $0.56, a decrease from previous guidance of $0.58 to $0.60. The decrease in revenue and earnings per diluted share from the preliminary guidance is due to continued delays in the commencement of studies, increased costs related to product line extension for semi-automated processing, increased sales and marketing expenditures, and the impact of an increased tax rate. The current guidance assumes a tax rate of 41.1% for 2004, which is an increase from 40.2% used in previous guidance. For 2005 the company expects revenue of $130 million to $140 million and earnings per diluted share of $0.62 to $0.72. The tax rate for 2005 is estimated to be 41.1%.

Mr. Esposito and Bruce Johnson, the company's Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 4:45 p.m. EDT on October 20, 2004. Interested participants should call 888-874-9713 when calling within the United States or 973-935-8506 when calling internationally. There will be a playback available until November 20, 2004. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 5265677 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at eRT's web site at www.eRT.com. The webcast may also be accessed at ViaVid's website at www.viavid.net/detailpage.aspx?sid=00001F40. The webcast can be accessed until November 20, 2004 on either site.

Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2004 and 2005 guidance, involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues at the sponsoring client. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company's financial results can be found in the company's Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

                   ERESEARCHTECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                  Three Months Ended September 30,               Nine Months Ended September 30,
                                                      2003              2004                        2003              2004
                                                  --------------    --------------              --------------    --------------
Net revenues:
      Licenses                                          $ 2,513           $ 2,675                     $ 4,856           $ 7,798
      Services                                           14,951            25,329                      40,967            74,462
                                                  --------------    --------------              --------------    --------------

Total net revenues                                       17,464            28,004                      45,823            82,260
                                                  --------------    --------------              --------------    --------------

Costs of revenues:
      Cost of licenses                                      185               163                         517               516
      Cost of services                                    6,306             9,103                      17,123            26,114
                                                  --------------    --------------              --------------    --------------

Total costs of revenues                                   6,491             9,266                      17,640            26,630
                                                  --------------    --------------              --------------    --------------

Gross margin                                             10,973            18,738                      28,183            55,630
                                                  --------------    --------------              --------------    --------------

Operating expenses:
      Selling and marketing                               1,870             2,534                       5,617             7,351
      General and administrative                          1,818             2,562                       4,896             7,062
      Research and development                            1,196             1,031                       3,400             3,046
                                                  --------------    --------------              --------------    --------------

Total operating expenses                                  4,884             6,127                      13,913            17,459
                                                  --------------    --------------              --------------    --------------

Operating income                                          6,089            12,611                      14,270            38,171
Other income, net                                            83               255                         227               447
                                                  --------------    --------------              --------------    --------------

Income before income taxes                                6,172            12,866                      14,497            38,618
Income tax provision                                      2,299             5,506                       5,400            15,858
                                                  --------------    --------------              --------------    --------------

Net income                                              $ 3,873           $ 7,360                     $ 9,097          $ 22,760
                                                  ==============    ==============              ==============    ==============

Basic net income per share                               $ 0.08            $ 0.14                      $ 0.19            $ 0.44
                                                  ==============    ==============              ==============    ==============

Diluted net income per share                             $ 0.07            $ 0.13                      $ 0.17            $ 0.41
                                                  ==============    ==============              ==============    ==============

Shares used to calculate basic net
      income per share                                   49,823            51,951                      49,109            51,488
                                                  ==============    ==============              ==============    ==============

Shares used to calculate diluted net
      income per share                                   54,769            55,473                      53,645            55,483
                                                  ==============    ==============              ==============    ==============

                   ERESEARCHTECHNOLOGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)


                                                                                      December 31, 2003          September 30, 2004
                                                                                      -----------------          ------------------
                                                                                                                      (unaudited)
ASSETS
Current assets:
     Cash and cash equivalents                                                                $  38,364                   $ 60,014
     Short-term investments                                                                      13,558                     22,947
     Accounts receivable, net                                                                    13,947                     18,455
     Prepaid expenses and other                                                                   2,219                      4,108
     Deferred income taxes                                                                          277                        277
                                                                                       -----------------             --------------
          Total current assets                                                                   68,365                    105,801

Property and equipment, net                                                                      16,416                     22,229
Goodwill                                                                                          1,212                      1,212
Investments in non-marketable securities                                                            509                        509
Other assets                                                                                        168                        259
Deferred income taxes                                                                             5,308                      3,796
                                                                                       -----------------             --------------
                                                                                              $  91,978                  $ 133,806
                                                                                       =================             ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                                          $  3,513                    $ 2,995
     Accrued expenses                                                                             4,446                      4,097
     Income taxes payable                                                                         1,584                      2,501
     Current portion of capital lease obligations                                                   644                        308
     Deferred revenues                                                                           12,401                     23,072
                                                                                       -----------------             --------------
          Total current liabilities                                                              22,588                     32,973
                                                                                       -----------------             --------------

Capital lease obligations, excluding current portion                                                131                        229
                                                                                       -----------------             --------------

Stockholders' equity:
     Preferred stock-$10.00 par value, 500,000 shares authorized,
          none issued and outstanding                                                                 -                          -
     Common stock-$.01 par value, 175,000,000 shares authorized,
          54,748,617 and 56,336,067 shares issued, respectively                                     547                        563
     Additional paid-in capital                                                                  54,238                     69,275
     Accumulated other comprehensive income                                                       1,038                      1,127
     Retained earnings                                                                           16,826                     39,586
     Treasury stock, 4,062,519 and 4,362,519 shares at cost, respectively                        (3,390)                    (9,947)
                                                                                       -----------------             --------------

          Total stockholders' equity                                                             69,259                    100,604
                                                                                       -----------------             --------------

                                                                                              $  91,978                  $ 133,806
                                                                                       =================             ==============

                   ERESEARCHTECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                       Nine Months Ended September 30,
                                                                                           2003              2004
                                                                                      ---------------    --------------
Operating activities:
   Net income                                                                                $ 9,097          $ 22,760
   Adjustments to reconcile net income to net cash
       provided by operating activities:
           Depreciation and amortization                                                       3,595             6,330
           Cost of sale of equipment                                                               -               295
           Provision for uncollectable accounts                                                    -               126
           Stock option income tax benefits                                                    5,320            11,919
           Changes in operating assets and liabilities:
              Accounts receivable                                                             (4,989)           (4,569)
              Prepaid expenses and other                                                         (13)           (1,988)
              Accounts payable                                                                   (51)             (525)
              Accrued expenses                                                                  (398)             (350)
              Income taxes                                                                      (838)            2,393
              Deferred revenues                                                                4,681            10,651
                                                                                      ---------------    --------------
                  Net cash provided by operating activities                                   16,404            47,042
                                                                                      ---------------    --------------

Investing activities:
   Purchases of property and equipment                                                        (4,646)          (12,033)
   Purchases of short-term investments                                                        (8,084)          (21,058)
   Proceeds from sales of short-term investments                                               4,443            11,669
                                                                                      ---------------    --------------
                  Net cash used in investing activities                                       (8,287)          (21,422)
                                                                                      ---------------    --------------

Financing activities:
   Repayment of capital lease obligations                                                       (444)             (608)
   Proceeds from exercise of stock options                                                     3,164             3,138
   Repurchase of common stock for treasury                                                         -            (6,557)
                                                                                      ---------------    --------------
                  Net cash provided by (used in) financing activities                          2,720            (4,027)
                                                                                      ---------------    --------------

Effect of exchange rate changes on cash                                                          247                57
                                                                                      ---------------    --------------

Net increase in cash and cash equivalents                                                     11,084            21,650
Cash and cash equivalents, beginning of period                                                17,443            38,364
                                                                                      ---------------    --------------

Cash and cash equivalents, end of period                                                    $ 28,527          $ 60,014
                                                                                      ===============    ==============


